Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2015 Results

CHARLOTTE, NC, November 9, 2015—Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala" or the “Company”) today announced its financial results for third quarter ended September 30, 2015.

Third Quarter Highlights

•	Net investment income of $7.8 million, or $0.48 per common share
•	Net asset value per share increased to $18.04 from $17.95 the previous quarter
•	Net increase in net assets resulting from operations of $8.0 million, or $0.49 per common share
•	Originated $55.6 million of gross investments during the quarter with a weighted average yield on debt investments of 12.6%
•	Repurchased 399,448 shares of common stock, representing approximately 2.5% of the shares outstanding at quarter end
•	Paid $0.62 of distributions per share during the quarter for an approximate annualized distribution rate of 13.75%, based on September 30, 2015 net asset value per share of $18.04 per share
•	Increased commitments under our revolving credit facility (the “Credit Facility”) to $120.0 million from $80.0 million

Management Commentary

In describing the Company’s third quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “Management is pleased to report positive results related to net investment income and net asset value per share for the third quarter of 2015. Net investment income per share of $0.48 for the period covered our normal distributions of $0.47 per share. In addition, net asset value per share increased to $18.04 as of quarter end. These results can be attributed to the completion of our equity rotation strategy, coupled with new debt investments funded by our April 2015 equity offering and advances from our Credit Facility. Our direct origination platform continues to deliver quality investment opportunities at attractive risk adjusted returns.”

Third Quarter 2015 Financial Results

Total investment income was $18.3 million for the third quarter of 2015, compared to $11.2 million for the same period in 2014, an increase of $7.1 million, or approximately 63.9%. Interest and fee income for the third quarter of 2015 increased $5.6 million from the comparable period in 2014, while payment-in-kind (“PIK”) income and dividend income collectively increased by $1.5 million.

Total expenses for the third quarter of 2015 were $10.5 million, compared to $7.6 million for the comparable period in 2014. The increase is primarily attributable to (1) an increase in incentive fees of $1.9 million as incentive fees were not earned during the third quarter of 2014, (2) an increase in interest and financing expenses of $0.5 million, and (3) an increase of $0.2 million in management fees, net of the waiver.

Net investment income for the third quarter of 2015 was $7.8 million, or $0.48 per share, compared to $3.5 million, or $0.27 per share, for the same period in 2014.

Net realized losses totaled $16.0 million, or $1.00 per share, for the third quarter of 2015, compared to net realized losses of $3.1 million for the same period in 2014. Unrealized appreciation for the third quarter of 2015 was $16.2 million, or $1.01 per common share, compared to depreciation of $0.2 million for the same period in 2014.

The chart below provides additional details regarding gains and losses, changes in unrealized appreciation, and the corresponding impact to net asset value, for the third quarter of 2015 (dollars in thousands):

					Net Gain/Loss for the three months ended 9/30/15
Portfolio Company	Cost Basis at 6/30/15	Unrealized Appreciation/ (Depreciation) at 6/30/15	Fair Value at 6/30/15	Proceeds received	Net Asset Value Impact for the 3 months ended 9/30/15	Realized Gain/(Loss) for the 3 months ended 9/30/15	Unrealized Appreciation/ (Depreciation) for the 3 months ended 9/30/15
Source Capital SSCR, LLC*	$25,513	$(9,513)	$16,000	$14,256	$(1,744)	$(11,257)	$9,513
Market E's, LLC*	5,065	(3,315)	1,750	-	(1,750)	(5,065)	3,315
Source Recycling, LLC (equity only)*	1,590	(1,590)	-	-	-	(1,590)	1,590
Worklife America, Inc.*	-	2,197	2,197	1,590	(607)	1,590	(2,197)
Stoddard Hill Media Holdings, LLC*	-	96	-	15	(81)	15	(96)
Realized gains on partial exits	-	-	-	270	270	270	-
Remaining Portfolio Companies	514,466	30,805	545,367	-	4,083	-	4,083
	$546,634	$18,680	$565,314	$16,131	$171	$(16,037)	$16,208

*These investments were exited during the three months ended September 30, 2015

The net increase in net assets resulting from operations was $8.0 million for the third quarter of 2015, or $0.49 per common share, compared to a net increase of $0.3 million, or $0.02 per common share, for the same period in 2014.

Third Quarter 2015 Investment Activity

During the third quarter of 2015, the Company originated approximately $55.6 million of investments, and received approximately $34.7 million of repayments. $40.0 million was invested in three new portfolio companies, while $10.8 million was invested in five existing portfolio companies. In addition, the Company invested $4.8 million in Capitala Senior Liquid Loan Fund I, LLC (“CSLLF”). Debt investments for the period totaled $47.8 million, with a weighted average yield of 12.6%.

Investment Portfolio

As of September 30, 2015, the Company’s portfolio consisted of investments in 58 companies with a fair market value of $588.2 million and a cost basis of $553.3 million. Senior secured debt investments represented 36.7% of the portfolio, subordinated debt investments represented 44.2% of the portfolio, equity/warrant investments represented 15.8% of the portfolio, and the investment in the CSLLF represented 3.3% of the portfolio, based on fair values at September 30, 2015.

The fair value of the Company’s five energy investments totaled $65.3 million at September 30, 2015, approximately 11.1% of the portfolio. During the third quarter of 2015, the Company recorded unrealized depreciation of $3.2 million on its energy investments. Over the past four quarters, the Company has recorded $13.2 million of unrealized depreciation on its energy investments, approximately 16.8% of the cost basis at September 30, 2015.

The Company had three debt investments on cash non-accrual status as of September 30, 2015, with a fair value and cost basis of $10.9 million and $13.6 million, respectively. At December 31, 2014, the Company had one cash non-accrual investment with a fair value and cost basis of $0 and $3.4 million, respectively.

The Company had two debt investments on PIK non-accrual as of September 30, 2015, with a fair value of $9.7 million and a cost basis of $13.5 million. The Company had debt investments in one portfolio company on PIK non-accrual at December 31, 2014, with a fair value of $10.6 million and a cost basis of $13.1 million.

Liquidity and Capital Resources

At September 30, 2015, the Company had $37.5 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $184.2 million with an annual weighted average interest rate of 3.45%, and approximately $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At September 30, 2015, the Company had $69.0 million of borrowing capacity available under its Credit Facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018. During the quarter, the Company repurchased 399,448 shares of common stock, or approximately 2.5% of the outstanding shares at September 30, 2015.

At September 30, 2015, the Company’s balance sheet and future earnings will not be materially impacted by an increase in short term interest rates.

Subsequent Events

On October 22, 2015, the Company sold $13.0 million of its Western Window Systems, LLC senior secured term debt investment as part of a post-closing syndication.

Third Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday November 10, 2015. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $359,557 and $219,163, respectively)	$379,329	$236,804
Affiliate investments (amortized cost of $114,922 and $154,552, respectively)	134,317	171,471
Control investments (amortized cost of $78,850 and $67,440, respectively)	74,571	72,062
Total investments at fair value (amortized cost of $553,328 and $441,155, respectively)	588,217	480,337
Cash and cash equivalents	37,535	55,107
Interest and dividend receivable	5,923	3,113
Due from related parties	256	518
Deferred financing fees (net of accumulated amortization of $4,722 and $3,288, respectively)	9,227	10,002
Prepaid expenses	637	515
Other assets	522	274
Total assets	$642,317	$549,866

LIABILITIES
SBA debentures	$184,200	$192,200
Notes	113,438	113,438
Revolving Credit Facility	51,000	-
Distribution payable	2,384	-
Due to related parties	4	8
Management and incentive fee payable	3,246	159
Interest and financing fees payable	1,152	2,902
Accounts payable and accrued expenses	80	322
Total liabilities	$355,504	$309,029

Commitments and contingencies

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,895,580 and 12,974,420 common shares issued and outstanding, respectively	159	130
Additional paid in capital	240,808	188,408
Accumulated undistributed net investment income	8,902	12,314
Accumulated undistributed net realized gain from investments	2,055	803
Net unrealized appreciation on investments	34,889	39,182
Total net assets	286,813	240,837

Total liabilities and net assets	$642,317	$549,866

Net asset value per share	$18.04	$18.56

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$11,948	$4,104	$29,139	$10,170
Affiliate investments	2,675	4,790	9,347	12,415
Control investments	1,285	1,422	4,010	4,259
Total interest and fee income	15,908	10,316	42,496	26,844
Payment-in-kind income:
Non-control/Non-affiliate investments	758	202	1,447	626
Affiliate investments	612	334	1,263	956
Control investments	227	192	848	479
Total payment-in-kind income	1,597	728	3,558	2,061
Dividend income:
Non-control/Non-affiliate investments	154	152	462	1,666
Affiliate investments	29	29	86	745
Control investments	615	(61)	823	4,734
Total dividend income	798	120	1,371	7,145
Interest income from cash and cash equivalents	1	3	4	17
Total investment income	18,304	11,167	47,429	36,067

EXPENSES
Interest and financing expenses	4,809	4,268	14,126	8,870
Base management fee	2,781	2,536	7,778	6,830
Incentive fees	1,946	-	4,457	2,838
General and administrative expenses	981	857	3,148	2,870
Expenses before management fee waiver	10,517	7,661	29,509	21,408
Management fee waiver	-	(38)	-	(238)
Total expenses net of management fee waiver	10,517	7,623	29,509	21,170

NET INVESTMENT INCOME	7,787	3,544	17,920	14,897

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	1,605	-	9,304	1,158
Affiliate investments	(12,847)	(3,055)	(5,750)	(2,704)
Control investments	(4,795)	-	5,586	173
Total realized gain (loss) from investments	(16,037)	(3,055)	9,140	(1,373)
Net unrealized appreciation/(depreciation) on investments	16,208	(178)	(4,293)	(5,784)
Net gain (loss) on investments	171	(3,233)	4,847	(7,157)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$7,958	$311	$22,767	$7,740

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS-BASIC AND DILUTED	$0.49	$0.02	$1.52	$0.60

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	16,088,979	12,974,420	15,018,537	12,974,420

DISTRIBUTIONS PAID PER SHARE	$0.62	$0.47	$1.76	$0.47

DISTRIBUTIONS PAYABLE PER SHARE	$0.15	$-	$0.15	$-